Exhibit 99.2

MicroStrategy Announces Pricing of Offering of Convertible Senior Notes

TYSONS CORNER, Va., December 9, 2020 — MicroStrategy® Incorporated (Nasdaq: MSTR) (“MicroStrategy”) today announced the pricing of its offering of $550 million aggregate principal amount of 0.750% convertible senior notes due 2025 (the “notes”). The notes will be sold in a private offering to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). MicroStrategy also granted to the initial purchasers of the notes an option to purchase, within a 13-day period beginning on, and including, the date on which the notes are first issued, up to an additional $100 million aggregate principal amount of the notes. The offering is expected to close on December 11, 2020, subject to satisfaction of customary closing conditions.

The notes will be unsecured, senior obligations of MicroStrategy, and will bear interest at a rate of 0.750% per annum, payable semi-annually in arrears on June 15 and December 15 of each year, beginning on June 15, 2021. The notes will mature on December 15, 2025, unless earlier repurchased, redeemed or converted in accordance with their terms. Subject to certain conditions, on or after December 20, 2023, MicroStrategy may redeem for cash all or a portion of the notes at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, if the last reported sale price of MicroStrategy class A common stock has been at least 130% of the conversion price then in effect for a specified period of time ending on the trading day immediately before the date the notice of redemption is sent.

Holders of notes may require MicroStrategy to repurchase their notes upon the occurrence of certain events that constitute a fundamental change under the indenture governing the notes at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the date of repurchase. In connection with certain corporate events or if MicroStrategy calls any note for redemption, it will, under certain circumstances, be required to increase the conversion rate for holders who elect to convert their notes in connection with such corporate event or notice of redemption.

The notes will be convertible into cash, shares of MicroStrategy’s class A common stock, or a combination of cash and shares of MicroStrategy’s class A common stock, at MicroStrategy’s election. Prior to June 15, 2025, the notes will be convertible only upon the occurrence of certain events and during certain periods, and thereafter, at any time until the second scheduled trading day immediately preceding the maturity date.

The conversion rate for the notes will initially be 2.5126 shares of MicroStrategy class A common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $397.99 per share. This represents a premium of approximately 37.5% over the last reported sale price of $289.45 per share of MicroStrategy class A common stock on The Nasdaq Global Select Market on December 8, 2020. The conversion rate will be subject to adjustment upon the occurrence of certain events.

MicroStrategy estimates that the net proceeds from the sale of the notes will be approximately $537.2 million (or approximately $634.9 million if the initial purchasers exercise in full their option to purchase additional notes), after deducting the initial purchasers’ discounts and commissions and estimated offering expenses payable by MicroStrategy.

MicroStrategy intends to invest the net proceeds from the sale of the notes in bitcoin in accordance with its Treasury Reserve Policy pending the identification of working capital needs and other general corporate purposes.

The notes are being offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act. The offer and sale of the notes and the shares of MicroStrategy’s class A common stock issuable upon conversion of the notes, if any, have not been and will not be registered under the Securities Act or the securities laws of any other jurisdiction, and the notes and any such shares may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. The offering of the notes is being made only by means of a private offering memorandum.

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy the notes, nor shall there be any sale of, the notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful under the securities laws of any such state or jurisdiction.

About MicroStrategy Incorporated

MicroStrategy (Nasdaq: MSTR) is the largest independent publicly-traded business intelligence company, with the leading enterprise analytics platform. Our vision is to enable Intelligence Everywhere™. MicroStrategy provides modern analytics on an open, comprehensive enterprise platform used by many of the world’s most admired brands in the Fortune Global 500. Optimized for cloud and on-premises deployments, the platform features HyperIntelligence®, a breakthrough technology that overlays actionable enterprise data on popular business applications to help users make smarter, faster decisions.

MicroStrategy, Intelligence Everywhere, and HyperIntelligence are either trademarks or registered trademarks of MicroStrategy Incorporated in the United States and certain other countries. Other product and company names mentioned herein may be the trademarks of their respective owners.

Forward-Looking Statements

Statements in this press release about future expectations, plans, and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements relating to the estimated net proceeds of the offering, the anticipated use of such net proceeds, and the anticipated closing date. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the uncertainties related to market conditions and the completion of the offering on the anticipated terms or at all, the uncertainties related to the satisfaction of closing conditions for the sale of the notes, the other factors discussed in the “Risk Factors” section of MicroStrategy’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on October 27, 2020, and the risks described in other filings that MicroStrategy may make with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and MicroStrategy specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

MicroStrategy Incorporated

Investor Relations

ir@microstrategy.com

(703) 848-8600